For:	Alamo Group Inc.

Contact:	Richard Wehrle
Executive Vice President & CFO
830-372-9615

Financial Relations Board
Joe Calabrese
212-827-3772

ALAMO GROUP ANNOUNCES RECORD 2023
FOURTH QUARTER AND YEAR END RESULTS

SEGUIN, Texas, February 22, 2024 -- Alamo Group Inc. (NYSE: ALG) today reported results for the fourth quarter and year ended December 31, 2023.

Highlights
•Ninth consecutive quarterly record for sales and earnings
•Fourth quarter net sales of $417.5 million, up 8%
•Fourth quarter operating income of $44.8 million, up 5%
•Fourth quarter net income of $31.5 million, or $2.63 per diluted share, up 8%
•Full year net sales of $1.69 billion, up 12%
•Full year operating income of $198.0 million, up 33%
•Full year net income of $136.2 million, up 34%
•Full year diluted EPS was $11.36, up 33%
•Record EBITDA of $246.6 million, up 26%
•Year-end 2023 backlog at $860 million

Fourth Quarter Results

Fourth quarter 2023 net sales were $417.5 million compared to $386.6 million in the fourth quarter of 2022, an increase of 8%. Gross margin improved in the quarter versus the fourth quarter of 2022 by $11.1 million or 11%. Fourth quarter net income improved

ALAMO GROUP ANNOUNCES 2023 FOURTH QUARTER AND YEAR END RESULTS PAGE 2
8% to $31.5 million, or $2.63 per diluted share, compared to net income of $29.2 million, or $2.44 per diluted share in the fourth quarter of 2022. The Company’s backlog at the end of 2023 was $860 million.
Full Year Results
Full year 2023 net sales increased to almost $1.7 billion, up 12% compared to $1.5 billion for the full year 2022. Gross margin for 2023 increased $77.1 million or 20% versus the full year 2022. Net income for 2023 was $136.2 million, or $11.36 per diluted share, compared to net income of $101.9 million, or $8.54 per diluted share in 2022, a year-over-year EPS improvement of 33%.

Comments on Results

Jeff Leonard, Alamo Group’s President, and Chief Executive Officer, commented, “We are pleased that our fourth quarter results established new records for sales and earnings for the ninth consecutive quarter. The fourth quarter is normally seasonally softer for us, and this year was no exception as sales growth moderated relative to the pace set in the third quarter.

“It was great to see that our fourth quarter gross margin expanded by 80 basis points reflecting the durable quality of our backlog. Improvements in supply chain performance and labor availability drove operating efficiency higher and contributed to the favorable gross margin. The combined benefits of the higher gross margin and better operating efficiency were partially offset by higher employee-related administrative expenses during the quarter. Fourth quarter operating income of $44.8 million was five percent higher than the comparison period of 2022.

“The Industrial Equipment Division had a very strong fourth quarter with sales that were 32% higher than the fourth quarter of 2022. Governmental and industrial demand for this Division’s products remained robust although order bookings were 9% lower due to a challenging comparable caused by an unusually large snow-removal equipment order that we received in the fourth quarter of 2022. Year-end backlog increased by 18% compared to 2022.

ALAMO GROUP ANNOUNCES 2023 FOURTH QUARTER AND YEAR END RESULTS PAGE 3

“The Vegetation Management Division faced challenging conditions in several of its markets in the fourth quarter. Forestry and Tree Care activity remained constrained by the combined effects of price pressure for domestic wood pellets, slowing demand for land clearing equipment and sluggish housing starts. The farm and ranch market also remained soft due to lower cattle prices, less favorable commodity prices and declining agricultural exports. Channel inventories remained above optimal levels in the fourth quarter and dealers were reluctant to place new stock orders while interest rates remained elevated. The bright spot in the Vegetation Management Division was its governmental mowing business which enjoyed very strong, historically high sales in the fourth quarter and for all of 2023. Vegetation Management Division fourth quarter order bookings declined 34% and year-end backlog was 39% lower compared to 2022. The Division’s backlog has now returned to a more normal level from a historical perspective.

“The Company’s solid performance in the fourth quarter capped a very strong performance in 2023. Full-year sales were up 12% and net income improved by 34% versus the prior year. As we expected, recent softness in several of the Vegetation Management Division’s markets was largely offset by increasing demand for the Company’s Industrial Equipment from governmental agencies and contractors. We continue to like the way the Company is positioned as we enter 2024. At nearly $860 million, the Company’s backlog remains at a very healthy level and we believe that the quality of the backlog remains excellent. Although the noted softness in Vegetation Management may persist through the first quarter, anticipated relief in the form of modestly lower interest rates later in the year should help clear the inventory overhang and invigorate dealer demand. We expect that the Industrial Equipment Division will continue to display strength in 2024 driven by its sales to governmental agencies. Taken together, we remain confident regarding the Company’s performance in 2024 and believe it will be another excellent year for us.

ALAMO GROUP ANNOUNCES 2023 FOURTH QUARTER AND YEAR END RESULTS PAGE 4

Earnings Conference Call
The Company will host a conference call to discuss fourth quarter and year end 2023 financial results on Friday, February 23, 2024 at 10:00 a.m. ET. Hosting the call will be members of senior management.

Individuals wishing to participate in the conference call should dial 877-317-6789 (domestic) or 412-317-6789 (international). For interested individuals unable to join the call, a replay will be available until Friday, March 01, 2024 by dialing 877-344-7529 (domestic) or 412-317-0088 (internationally), passcode 8022529.

The live broadcast of Alamo Group Inc.’s quarterly conference call will be available online at the Company's website, www.alamo-group.com (under “Investor Relations/Events & and Presentations”) on Friday, February 23, 2024, beginning at 10:00 a.m. ET. The online replay will follow shortly after the call ends and will be archived on the Company’s website for 60 days.
About Alamo Group
Alamo Group is a leader in the design, manufacture, distribution and service of high quality equipment for vegetation management, infrastructure maintenance and other applications. Our products include truck and tractor mounted mowing and other vegetation maintenance equipment, street sweepers, snow removal equipment, excavators, vacuum trucks, other industrial equipment, agricultural implements, forestry equipment and related after-market parts and services. The Company, founded in 1969, has approximately 4,350 employees and operates 29 plants in North America, Europe, Australia and Brazil as of December 31, 2023. The corporate offices of Alamo Group Inc. are located in Seguin, Texas.

ALAMO GROUP ANNOUNCES 2023 FOURTH QUARTER AND YEAR END RESULTS PAGE 5

Forward Looking Statements
This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: adverse economic conditions which could lead to a reduction in overall market demand, supply chain disruptions, labor constraints, increasing costs due to inflation, disease outbreaks, geopolitical risks, including effects of the war in the Ukraine and the Middle East, competition, weather, seasonality, currency-related issues, and other risk factors listed from time to time in the Company’s SEC reports. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.
(Tables Follow)
# # #
(1) This is a non-GAAP financial measure or other information relating to our GAAP financial measures that we have provided to investors in order to allow greater transparency and a deeper understanding of our financial condition and operating results.  For a reconciliation of the non-GAAP financial measure or for a more detailed explanation of financial results, refer to “Non-GAAP Financial Measure Reconciliation” below and the Attachments thereto.

Alamo Group Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	December 31, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$51,919	$47,016
Accounts receivable, net	362,007	317,581
Inventories	377,480	352,553
Other current assets	12,551	10,060
Total current assets	803,957	727,210

Rental equipment, net	39,264	33,723

Property, plant and equipment	166,660	155,007

Goodwill	206,536	195,858
Intangible assets	168,296	171,341
Other non-current assets	24,673	25,369

Total assets	$1,409,386	$1,308,508

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$99,678	$97,537
Income taxes payable	12,529	6,592
Accrued liabilities	86,711	71,368
Current maturities of long-term debt and finance lease obligations	15,008	15,009
Total current liabilities	213,926	190,506

Long-term debt, net of current maturities	220,269	286,943
Long term tax payable	2,634	3,781
Other long-term liabilities	23,694	23,668
Deferred income taxes	16,100	18,250

Total stockholders’ equity	932,763	785,360

Total liabilities and stockholders’ equity	$1,409,386	$1,308,508

Alamo Group Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(in thousands, except per share amounts)
(Unaudited)

	Fourth Quarter Ended		Year Ended
	12/31/2023	12/31/2022	12/31/2023	12/31/2022
Net sales:
Vegetation Management	$214,357	$232,545	$979,040	$937,065
Industrial Equipment	203,185	154,059	710,611	576,551
Total Net Sales	417,542	386,604	1,689,651	1,513,616

Cost of Sales	308,622	288,809	1,236,007	1,137,098
Gross Margin	108,920	97,795	453,644	376,518
	26.1%	25.3%	26.8%	24.9%

Selling, general and administration expense	60,068	51,282	240,158	212,649
Amortization Expense	4,054	3,796	15,519	15,277
Income from Operations	44,798	42,717	197,967	148,592
	10.7%	11.0%	11.7%	9.8%

Interest Expense	(6,587)	(4,791)	(26,093)	(14,361)
Interest Income	360	530	1,485	752
Other Income	1,667	(200)	1,761	(673)

Income before income taxes	40,238	38,256	175,120	134,310
Provision for income taxes	8,715	9,091	38,959	32,382

Net Income	$31,523	$29,165	$136,161	$101,928

Net Income per common share:

Basic	$2.64	$2.45	$11.42	$8.58

Diluted	$2.63	$2.44	$11.36	$8.54

Average common shares:
Basic	11,930	11,884	11,920	11,877

Diluted	12,000	11,940	11,987	11,934

Alamo Group Inc.
Non-GAAP Financial Measures Reconciliation

From time to time, Alamo Group Inc. may disclose certain “non-GAAP financial measures” in the course of its earnings releases, earnings conference calls, financial presentations and otherwise. For these purposes, “GAAP” refers to generally accepted accounting principles in the United States. The Securities and Exchange Commission (SEC) defines a “non-GAAP financial measure” as a numerical measure of historical or future financial performance, financial position, or cash flows that is subject to adjustments that effectively exclude or include amounts from the most directly comparable measure calculated and presented in accordance with GAAP. Non-GAAP financial measures disclosed by Alamo Group are provided as additional information to investors in order to provide them with greater transparency about, or an alternative method for assessing, our financial condition and operating results. These measures are not in accordance with, or a substitute for, GAAP and may be different from, or inconsistent with, non-GAAP financial measures used by other companies. Whenever we refer to a non-GAAP financial measure, we will also generally present the most directly comparable financial measure calculated and presented in accordance with GAAP, along with a reconciliation of the differences between the non-GAAP financial measure we reference and such comparable GAAP financial measure.

Attachment 1 discloses a non-GAAP financial presentation related to the impact of currency translation on net sales by division. Attachment 2 shows the net change in our total debt net of cash and earnings before interest, taxes, depreciation and amortization ("EBITDA") which is a non-GAAP financial measure. The Company considers this information useful to investors to allow better comparability of period-to-period operating performance. Attachment 3 reflects Division performance inclusive of non-GAAP financial measures such as backlog and earnings before interest, tax, depreciation and amortization ("EBITDA").

Attachment 1

Alamo Group Inc.
Non-GAAP Financial Reconciliation
(in thousands)
(Unaudited)

Impact of Currency Translation on Net Sales by Division

	Three Months Ended December 31,			Change due to currency translation
	2023	2022	% change from 2022	$	%

Vegetation Management	$214,357	$232,545	(7.8)%	$2,384	1.0%
Industrial Equipment	203,185	154,059	31.9%	861	0.6%
Total Net Sales	$417,542	$386,604	8.0%	$3,245	0.8%

	Twelve Months Ended December 31,			Change due to currency translation
	2023	2022	% change from 2022	$	%

Vegetation Management	$979,040	$937,065	4.5%	$1,663	0.2%
Industrial Equipment	710,611	576,551	23.3%	(1,961)	(0.3)%
Total Net Sales	$1,689,651	$1,513,616	11.6%	$(298)	—%

Attachment 2

Alamo Group Inc.
Non-GAAP Financial Reconciliation
(in thousands)
(Unaudited)

Consolidated Net Change of Total Debt, Net of Cash

	December 31, 2023	December 31, 2022	Net Change

Current maturities	$15,008	$15,009
Long-term debt, net of current	220,269	286,943
Total Debt	$235,277	$301,952

Total Cash	51,919	47,016
Total Debt Net of Cash	$183,358	$254,936	$71,578

EBITDA
	Twelve Months Ended
	December 31, 2023	December 31, 2022

Income from operations	$197,967	$148,592
Depreciation	32,454	31,412
Amortization	16,222	15,944
EBITDA	$246,643	$195,948

Adjusted EBITDA

Attachment 3

Alamo Group Inc.
Non-GAAP Financial Reconciliation
(in thousands)
(Unaudited)

Vegetation Management Division Performance

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022

Backlog			$352,080	$577,050

Net Sales	214,357	232,545	979,040	937,065

Income from Operations	19,764	30,247	122,084	108,508
	9.2%	13.0%	12.5%	11.6%

Depreciation	4,246	4,470	15,581	15,188
Amortization	3,031	3,005	12,155	12,193

EBITDA	27,041	37,722	149,820	135,889
	12.6%	16.2%	15.3%	14.5%

Industrial Equipment Division Performance

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022

Backlog			$507,715	$429,439

Net Sales	203,185	154,059	710,611	576,551

Income from Operations	25,034	12,470	75,883	40,084
	12.3%	8.1%	10.7%	7.0%

Depreciation	4,534	4,970	16,873	16,224
Amortization	1,199	958	4,067	3,751

EBITDA	30,767	18,398	96,823	60,059
	15.1%	11.9%	13.6%	10.4%